EXHIBIT 1


                      MINUTES OF A MEETING OF THE BOARD OF
                   DIRECTORS OF LEGALPLAY ENTERTAINMENT, INC.
                      HELD ON THE 9TH DAY OF NOVEMBER, 2004

The following resolutions were passed by the Board of Directors of LegalPlay Entertainment, Inc. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Company as at November 9th, 2004.

     WHEREAS Uninet Technologies Inc. ("Uninet") was granted a worldwide, 99-year license to the URL "poker.com" by Ala Corp., which they re-licensed to the Corporation.

     AND WHEREAS Ala Corp. arbitrarily terminated the license, without just cause, and transferred the URL to Communication Services Inc. ("CSI").

     AND WHEREAS the Corporation resolved on January 30th 2003 to pursue a joint court action with Uninet, against CSI, and the Corporation agreed to pay for all legal fees and costs related to the lawsuit.

     AND WHEREAS the Corporation entered into an Agreement with Uninet on February 3, 2003 as a result of the abovementioned resolutions.

     NOW THEREFORE BE IT RESOLVED that for prosecuting the action against Ala Corp., Uninet will be entitled to a 50% ownership in the rights of the URL "poker.com". Therefore, entitling Uninet to receive 50% of all revenue received by the Corporation in using and/or re-licensing the URL to a third party.

     AND FURTHER RESOLVED that in the event the Corporation is unable to continue to contribute fees to the proposed legal action to recover the use of the URL "poker.com", the Corporation hereby agrees to assign NINETY per cent (90%) of their right, title and interest in and to the use of the URL to Uninet. In this regard, the Corporation irrevocably undertakes to allow Uninet to act for and/or represent the Corporation in order to continue prosecuting the joint action against CSI and any other action that Uninet believes should be taken against Ala Corp. and/or CSI, for which costs Uninet will be responsible.

     AND FURTHER RESOLVED that the President of the Corporation is given the authority to take the necessary actions to put the abovementioned resolutions into effect.


     EFFECTIVE  this  9th  day  of  November,  2004.




/s/ Keith Andrews                          /s/ Cecil Morris
------------------------------------       -------------------------------------
Keith Andrews, Director                    Cecil Morris, Director



Accepted for filing in the Corporation's
Records this 9th day of November, 2004.    /s/ Mark Glusing
                                           -------------------------------------
                                           Mark  Glusing,  President


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